Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 No. 333-264961) and related Prospectus of Armata Pharmaceuticals, Inc. for the registration of 13,500,000 shares of its common stock and 4,500,000 warrants to purchase its common stock and to the incorporation by reference therein of our report dated March 17, 2022, with respect to the consolidated financial statements of Armata Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 23, 2022